FUNDING AGREEMENT

This Agreement is by and between the BEN FRANKLIN TECHNOLOGY CENTER OF SOUTHEASTERN PENNSYLVANIA ("Center"), headquartered at 3624 Market Street, Philadelphia, PA 19104 and Biosyn, Inc. ("Company"), a Pennsylvania corporation located at 3401 Market Street, Suite #224, Philadelphia, PA 19104

THE PARTIES, INTENDING TO BE LEGALLY BOUND HEREBY, AGREE AS FOLLOWS:

1. **DEFINITIONS.** The following terms shall have the following meanings in this Agreement:

"Affiliate" means any Person that controls, is controlled by, or is under common control with another Person.

"Company Revenues" means the aggregate of (1) revenue from the sale or lease of goods or services by the Company, (2) revenue from the sale or lease of goods or services employing or utilizing all or any part of the Technology by any Affiliate of the Company, (3) revenue received by the Company or any Affiliate from the licensing or sublicensing of any rights to the Technology or the Products, (4) the proceeds from research and development contracts received by the Company during the term of this Agreement, (5) interest and dividends on Company investments, and (6) all other amounts which should be recognized as revenue under generally accepted accounting principles, consistently applied. Company Revenues shall not include the value of unrestricted research and development grants received by the Company from non-profit sources.

"Financial Statements" mean a Balance Sheet and Income Statement of the Company (and any other statements prepared on a regular basis by the Company) for the relevant quarterly or annual period, prepared according to generally accepted accounting principles, consistently applied.

"Person" means any individual, corporation, partnership, association, trust, unincorporated organization, or joint venture.

"Products" mean any goods or services which utilize, include, or represent the application of all or any part of the Technology.

"Technology" means all methods, processes, know-how, proprietary information, inventions and all applications thereof, and all intangible personal property associated with the Project.

2. **PROJECT.** The Company agrees to undertake the project entitled Commercialization Of A Compound To Prevent Transmission of AIDS ("Project") as summarized on Exhibit A, and as more specifically described in the Company's response dated Oct 30, 1991, to the Center's Proposal Package: Small Company R&D Investment Program, which is incorporated by reference herein (the "Project Plan").

3. FUNDING.

3.01 Commitment. The Center agrees to provide a maximum of $ 80,000 ("Funds"), over the funding period of September 1, 1992 to August 31, 1993 (the "Funding Period").

3.02 Conditions. The Center agrees to disburse Funds during the Funding Period for Project expenses which the Company actually incurs during the Funding Period, provided that (a) the Company is at such time in full compliance with the terms of this Agreement, (b) the representations and warranties set forth in this Agreement remain true and correct in all material respects, (c) there has been no material adverse change in the business or financial condition of the Company since execution of this Agreement, (d) the Commonwealth of Pennsylvania ("Commonwealth") provides the Center on a timely basis with the full amount of funds committed by the Commonwealth to the Center, and (e) the Company has fulfilled all specific conditions listed on Exhibit B.

3.03 Payment Requests. During the Funding Period, the Company may submit requests for payment ("Payment Request") periodically on a form provided by the Center and signed by the Chief Executive Officer of the Company. The Company's final Payment Request must be submitted no more than thirty (30) days after expiration of the Funding Period. The Center reserves the right to request additional documentation to support any Payment Request.

3.04 Disbursements. Within thirty **(30)** days after receiving all requested documentation, the Center will disburse Funds in an amount equal to those eligible and approved expenses. The Center may withhold up to ten percent (10%) of all Funds requested by the Company until acceptance of the Company's Final Project Funding Report (referred to in Section 5.01 below).

4. REPAYMENT.

4.01 Terms. The Company agrees to repay the Funds by making a payment of the applicable Quarterly Repayment Amount as set forth on Exhibit C within thirty **(30)** days after the completion of each calendar quarter occurring during the Repayment Period.

4.02 Period. The "Repayment Period" will *start* on the first day of the calendar quarter following the end of the Funding Period. The Repayment Period will continue until the Center has received the amount set forth in Section **4.03** below.

4.03 Limit. The maximum repayment amount is three times the Funds. The Company's repayment obligation will be fully satisfied as soon as either (i) the Company has made cumulative payments which total three times the Funds, or (ii) the Company elects to prepay as set forth in Exhibit C.

5. REPORTING REQUIREMENTS.

5.01 Final Report. Within thirty (30) days after the end of the Funding Period, the Company agrees to submit a Final Project Funding Report on **a** form provided by the Center.

5.02 Progress Reports. Within thirty (30) days after a written request from the Center and within thirty (30) days after the end of each calendar year, the Company agrees to inform the Center in Writing of its progress since initial receipt of the Funds, including employment changes, Technology developments, Product marketing results, any patent-related actions connected with or arising from the Technology, capital raising activities, and any other material matters regarding the Project or **the** Company. The Company agrees to provide the Progress Reports until the date five years after the end of the Funding Period.

5.03 Financial Statements. Until such time as the Company has fully satisfied its repayment obligations set forth in Section 4.03, the Company agrees to provide to the Center (i) quarterly Financial Statements prepared by the Company within thirty (30) days after the end of each fiscal quarter; and (ii) annual Financial Statements, certified by an independent accountant, within ninety (90) days after the end of each fiscal year.

6. **COMPANY RESPONSIBILITIES.**

6.01 Development. The Company shall use its diligent best efforts to develop the Technology and market the Technology and Products commercially.

6.02 Project. The Company shall undertake the Project in accordance with all terms contained in the Project Plan, including those related to the application of the Project budget, and shall only use **the** Funds as expressly provided in the Project Plan.

6.03 Commonwealth Activities. The Company will perform research and development activities in connection with the Project Plan at facilities located in Pennsylvania. For a period of five years from the effective date of this Agreement, all final manufacturing activity deriving from the activities funded under this Agreement will be located within Pennsylvania.

6.04 Protect Technology. The Company shall take all reasonable steps to maintain the confidential nature and to protect the Company's ownership of the Technology.

6.05 Project Records. The Company will cause all technological developments, inventions, discoveries, or improvements relating to the Project to be fully documented in engineering notebooks in accordance with prevailing standards.

6.06 Company Records. The Company agrees to make and to retain complete and accurate records, files, and books of account, which shall contain all information necessary to verify the Company's performance of its obligations under this Agreement. The Center and its authorized representatives shall be entitled to inspect and copy any such records, files, and accounts during regular business hours. The Company agrees to comply with this Section until four (4) years after its Section 4.03 repayment obligations are fully satisfied.

6.07 Legal Compliance. The Company shall comply with all applicable laws, rules, regulations, and orders of all governmental authorities, including without limitation those relating to anti-pollution and non-discrimination, and shall maintain all licenses and permits necessary to its business. The Company shall also comply with the Certification of Non-Discrimination set forth in Exhibit D.

6.08 Insurance. The Company has, and will maintain insurance covering property damage and liability sufficient in amount and type to fully protect its assets, operations and business.

6.09 Taxes. The Company shall pay when due all taxes, assessments, charges, or levies which it is required to pay, unless it is contesting such payment in good faith, by appropriate proceedings, and has set aside adequate reserves for payment of the contested amount.

6.10 Changes. The Company will give the Center thirty (30) days advance written notice of any change in the Company's name, place of business or controlling equity ownership or any transaction outside the ordinary course of business. The Company shall conduct its business in the ordinary course, in a commercially reasonable, prudent manner.

6.11 Prohibited Actions. The Company shall not, without the prior written consent of the Center:

(a) sell, lease, or otherwise transfer any of its property except in the ordinary course of business and for fair consideration;

(b) transfer any interest in the Technology or any part thereof, provided that the Company may license another non-Affiliated Person to manufacture Products or components thereof for the exclusive benefit of the Company;

(c) enter into any merger or consolidation;

(d) declare or pay any dividend, or other distribution on its stock;

(e) permit any issuance or transfer of a controlling equity interest in the Company;

(f) redeem or repurchase any of its equity interests;

(g) materially change the nature of its business;

(h) guarantee, or in any way become liable for, a debt or obligation of any other Person;

(i) make any loan or advance to any officer, shareholder, director, partner, employee, or Affiliate of the Company except for temporary, commercially reasonable advances in the ordinary course of business;

(j) prepay any debt or obligation owed to any Person other than the Center,

(k) pledge or grant a security interest in the Technology to any Person; or

(l) take any action having the effect of diminishing or circumventing the Center's rights under this Agreement.

6.12 Notification. The Company will notify the Center immediately if it becomes aware of (a) the occurrence of any Event of Default (as defined in Section 8) or of any fact, condition or event that may become an Event of Default, including the Company's failure to observe any of its undertakings hereunder, or (b) the institution of any suit or proceeding that might materially and adversely affect the Company's business or financial condition.

6.13 Cooperation. The Company agrees to provide such additional information, orally and in writing, as periodically requested by the Center, and to use its best efforts to cooperate with the Center.

7. COMPANY REPRESENTATIONS. The Company makes the following representations and warranties to the Center:

7.01 The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, and the Company is in good standing in such jurisdiction.

7.02 The Company has the power and has taken all action necessary to execute this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms.

7.03 The Company is not in violation of its organizational documents or in default of any material contract or other instrument to which it is a party or by which it or any of its property is bound.

7.04 The Company, to its knowledge, is in compliance with all laws, rules, regulations, orders, and decisions of any governmental authority applicable to its business, and has all licenses, permits, certificates, and authorizations necessary to conduct its business.

7.05 The execution and performance of this Agreement (i) will not violate the Company's organizational documents or any applicable law, judgment, or order; and (ii) will not result (either with notice, lapse of time, or both) in a default of, or in the creation of any lien upon any of the Company's properties under, any law, agreement or judgment to which the Company is a party or by which the Company or any of its properties are bound.

7.06 No consent of, or filing with, any Person or government agency is necessary for the Company's execution and performance of this Agreement.

7.07 A copy of the Company's Financial Statements for the last two years and for its most recently completed fiscal quarter have been delivered to the Center. Such Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of the Company at the respective dates thereof. The Company has no material liability or obligation of any nature which is not shown or provided for in the most recent Financial Statements. Since the date of the most recent Financial Statements, there has not been any material adverse change in the financial condition or business of the Company.

7.08 The Company owns all patents, copyrights, trademarks, tradenames, service marks, trade secrets and other intellectual and proprietary property (collectively "Intellectual Property") which, to the best of its knowledge, are necessary to conduct its business and commercially develop and market the Technology. The Company has no obligation to compensate any Person for the use of any such Intellectual Property and has granted to no Person any license, assignment or other right to use such Intellectual Property in any manner (whether requiring the payment of royalties or not). The Company owns, or will upon development own, all of the Technology. Each Company officer and key employee and any other Person who may have rights in and to the Technology has delivered to the Company written agreements evidencing the assignment to the Company of all such rights.

7.09 To the Company's best knowledge, the conduct of its business and the development and marketing of the Technology and Products does not and will not conflict with any Intellectual Property rights of other Persons.

7.10 No third party may assert any valid claim against the Company with respect to (i) continued employment by, or association with, the Company or any of its present officers, key employees, or key consultants, or (ii) the use by the Company or by any of such officers, employees, or consultants of any Intellectual Property of other persons. To the Company's best knowledge, no officer, key employee or key consultant has any present intention of terminating his or her relationship with the Company.

7.11 The Company owns all of its assets included in its most recent Financial Statements, free and clear of any liens or encumbrances, except as expressly noted in such Financial Statements.

7.12 The Company has filed all required federal, state, and local tax returns and has paid all taxes and assessments that are due and payable.

7.13 Neither the Company nor any officer, director, or stockholder of the Company (nor any Affiliate of any of the foregoing) has been convicted of any federal or state crime or is under indictment for any crime (except minor traffic offenses) or has been adjudicated as bankrupt or is a party to any currently pending bankruptcy, insolvency, or reorganization proceedings.

7.14 There are no outstanding judgments, and no actions or proceedings pending against or involving the Company, or, to the best of the Company's knowledge, threatened against the Company, the outcome of which might materially and adversely affect the financial condition or business of the Company or its ability to perform its responsibilities hereunder.

7.15 The Company has insurance that is adequate in all respects to fully protect its assets and its business.

7.16 Neither this Agreement nor any written statement furnished by the Company to the Center contains any untrue statement or omission of a material fact.

8. **EVENTS OF DEFAULT.** Any of the following shall constitute an event of default ("Event of Default"):

8.01 If the Company fails to pay any sum due to the Center under this Agreement within ten (10) days following the due date.

8.02 If the Company fails to comply with any of its responsibilities or obligations under this Agreement (other than as provided in Section 8.01), and such failure shall continue uncured for fifteen (15) days after the date (a) the Center gives notice of such failure to the Company, or (b) the Company notifies the Center of such failure as required by Section 6.12, whichever occurs first.

8.03 If the Company becomes unable to meet its debts as they mature or makes an assignment for the benefit of its creditors, or if a trustee or receiver is appointed for the Company or for any substantial part of its assets and such trustee or receiver, if involuntarily appointed, is not discharged within sixty (60) days.

8.04 If the Company voluntarily commences a proceeding under any bankruptcy, reorganization, insolvency, adjustment of debt, dissolution, or liquidation law or statute, or if any such proceeding is involuntarily instituted against the Company and is not dismissed within sixty (60) days.

8.05 If the Company suspends or discontinues its business.

8.06 If any representation or warranty of the Company is false or incomplete when made.

8.07 If the Company defaults under one or more of its agreements with other Persons, which defaults, if not cured within any applicable grace period, could individually or collectively have a material, adverse impact upon the financial condition or business of the Company.

9. **REMEDIES.** If an Event of Default occurs, without taking further action, the Center shall have the right to treat an amount equal to the prepayment amount as set forth on Exhibit C as immediately due and payable (regardless of whether the Company is otherwise obligated to make payments to the Center under

this Agreement), and the Center shall have the right to exercise any remedy provided in this Agreement or under applicable law. All expenses and costs incurred by the Center in enforcing this Agreement shall be paid by the Company.

10. CENTER OBLIGATIONS.

10.01 Confidentiality. The Center shall not willfully disclose any information received from the Company which the Company designates in writing as being "Confidential" except for disclosures made in connection with exercise of the Center's rights under this Agreement or in compliance with a court order, law, rule, or other regulation. The Company acknowledges that its participation in the Ben Franklin Partnership Program is a matter of public record and that general, non-proprietary or non-confidential information about the Project may be disclosed to the Ben Franklin Partnership, the Commonwealth, and the other Ben Franklin Technology Centers in the Commonwealth.

10.02 Liability. The Company hereby releases the Commonwealth, the Center, and their respective officers, directors, employees, and agents from any liability to the Company, except for liability resulting from their willful misconduct.

11. PRIOR FUNDING. In the event the Company has received prior funding from the Center, the terms and conditions of Exhibit E shall govern such prior fundings.

12. MISCELLANEOUS.

12.01 Relationship. (a) This Agreement does not make either party the agent of, or a joint venturer or partner with, the other party. The Company agrees that individuals employed by it in connection with the Project shall be deemed to be solely its own employees and that no relationship of employer and employee shall be created between such employees and the Center.

(b) The Center has not endorsed the Project or the merits of the Company's business plan or operations. The Company specifically agrees not to make any contrary representation at any time.

(c) Any article, news release, publication, or written or oral communication to the media regarding the Project shall include the following acknowledgement: "This project is supported by the Commonwealth of Pennsylvania's Ben Franklin Partnership through the Ben Franklin Technology Center of Southeastern Pennsylvania."

(d) The Company agrees to indemnify, defend and hold harmless the Commonwealth, the Center, and their respective officers, employees, and agents against any and all damages, losses, suits and claims, and all costs and expenses reasonably incurred in connection therewith, arising out of the performance of this Agreement or arising out of the manufacture, sale, distribution, or use by the Company of the Technology or the Products, whether brought by the Company, by its personnel, or by other Persons.

12.02 Interest. Any amounts due and payable by the Company under this Agreement which are not paid within ten (10) days after the date they are due shall bear interest until paid at the lesser of fifteen percent (15%) per annum or the highest rate permitted by applicable law.

12.03 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The parties hereby expressly consent to the exclusive jurisdiction of the state and federal courts located in Pennsylvania.

12.04 Amendment. This Agreement may not be amended, and no waiver of any of its terms shall be effective, except pursuant to a written agreement executed by both parties. Neither the failure nor the delay of any party to fully enforce any provision or to exercise any right under this Agreement shall operate as a waiver or shall impair the future enforcement or exercise of any provision or right.

12.05 Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when personally delivered or when deposited in the United States mails, first class postage prepaid. All such notices shall be addressed as first set forth in this Agreement. By giving notice in conformity with the provisions of this paragraph, either party may alter the address to which communications or copies are to be sent.

12.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Center. No other Person shall have any rights or obligations hereunder.

12.07 Provisions Separable. The provisions of this Agreement are independent of and separable from each other and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be found to be invalid or unenforceable for any reason, either in whole or in part.

12.08 **Paragraph Headings.** The paragraph headings in the Agreement are for convenience only and shall not affect its interpretation.

12.09 Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations between the parties.

Agreed to by the Company:

Biosyn, Inc
Name of Company

Anne-Marie Corner 10/1/92
Signature **Date**

Anne-Marie Corner, President
Name and Title

Attest:

[signature]
Signature

Ruth E. Taylor Prog. Assoc. 10/12/92
Name and Title

Agreed to by the Center:

Phillip Singerman 10/12/92
Signature **Date**

Phillip Singerman, Pres/CEO
Name and Title

Attest:

Signature

Name and Title

EXHIBIT A

Project Summary

The Company will continue efforts to develop and market infection control products, including a barrier cream and disinfectant spray, while continuing the development of **a** viricidal spermicide and **a** treatment for AIDS-related oral candidiasis. The Project is more fully described in the attached Exhibits A-1, A-2, **A-3, A-4** and the Project Plan (not attached).

EXHIBIT B

Specific Conditions

The Company is reminded of the provisions of paragraph 6.1.1 of this agreement regarding actions prohibited without the prior consent of the Center.

EXHIBIT C

Repayment Terms

Total Funds = $ 282,950 *

Quarterly Repayment Amount = 3% of Company Revenues (as defined in Section 1 of **the** Agreement)

Commencement Date of Repayment Period = October 1, 1990. *

First Payment Due Date = January 31, 1991. *

Maximum Repayment Amounts = Company is not required to pay more than the following cumulative amounts **during the** Repayment Period:

Beginning Date	First* $24,950	second $88,000	Third $90,000	Fourth $80,000	Maximum Cumulative Repayment
10/1/90	3,743	7,920			11,663
10/1/91	8,982	21,120	8,100		38,202
10/1/92	16,218	42,240	21,600		80,058
10/1/93	24,950	73,920	43,200	7,200	149,270
10/1/94	37,425	121,440	75,600	19,200	253,665
10/1/95	37,425	176,000	124,200	38,400	376,025
10/1/96	37,425	264,000	180,000	67,200	548,625
10/1/97	37,425	264,000	270,000	110,400	681,825
10/1/98	37,425	264,000	270,000	160,000	731,425
10/1/99	37,425	264,000	270,000	240,000	811,425

Prepayment = At any time during the Repayment Period, Company may prepay all of its obligations regarding the Funds by delivering to the Center an amount equal to (i) the Funds, plus (ii) the Maximum Cumulative Repayment Amount for the year during which prepayment occurs, less all Quarterly Repayment Amounts previously paid by the Company to the Center, provided in no event will the Company be required to pay the Center a cumulative amount greater than the highest Maximum Cumulative Repayment Amount set forth in the above table.

* See Exhibit E if *the Company* has received prior **funding** from **the Center.**

EXHIBIT D

Certification of Non-discrimin at on

During the term of this Agreement, the Company agrees as follows:

1. The Company shall not discriminate against any employee, applicant for employment, independent contractor or any other person because of race, color, religious creed, ancestry, national origin, age or sex. The Company shall take affirmative action to insure that applicants are employed, and that employees or agents are treated during employment, without regard to their race, color, religious creed, ancestry, national origin, age or sex. Such affirmative action shall include, but is not limited to: employment, upgrading, demotion or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training. The Company shall post in conspicuous places, available to employees, agents, applicants for employment and other persons, a notice to be provided by the Company setting forth the provisions of this nondiscrimination clause.

2. The Company shall in advertisements or requests for employment placed by it or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religious creed, ancestry, national origin, age or sex.

3. The Company will send each labor union or workers' representative with which it has a collective bargaining agreement or other contract or understanding, a notice advising said labor union or workers' representative of its commitment to this nondiscrimination clause. Similar notice shall be sent to every other source of recruitment regularly utilized by the Company.

4. It shall be no defense to a finding of noncompliance with this nondiscrimination clause that the Company had delegated some of its employment practices to any union, training program or other source of recruitment which prevents it from meeting its obligations. However, if the evidence indicates that the Company was not on notice of the third-party discrimination or made a good faith effort to correct it, such a factor shall be considered in mitigation in determining appropriate sanctions.

5. Where the practices of a union or of any training program or other source of recruitment will result in the exclusion of minority group persons, so that the Company will be unable to meet its obligations under this nondiscrimination clause. The Company shall then employ and fill vacancies through other nondiscriminatory employment procedures.

6. The Company shall comply with all state and federal laws prohibiting discrimination in hiring or employment opportunities. In the event of the Company's noncompliance with the nondiscrimination clause of this Agreement or with any such laws, this Agreement may be terminated or suspended, in whole. The Company may be declared temporarily ineligible for further Commonwealth funding or contracts, and other sanctions may be imposed and remedies invoked.

7. The Company shall furnish all necessary employment documents and records to, and permit access to its books, records and accounts by the contracting agency and the Office of Administration, Bureau of Affirmative Action, for purposes of investigation to ascertain compliance with the provisions of this clause. If the Company does not possess documents or records reflecting the necessary information requested, it shall furnish such information of reporting forms supplied by the contracting agency or the Bureau of Affirmative Action.

8. The Company shall actively recruit minority subcontractors with substantial minority representation among their employees.

9. The Company shall include the provisions of this nondiscrimination clause in every applicable subcontract related to this Agreement, so that such provisions will be binding upon each subcontractor.

10. The Company's obligations under this Exhibit are limited to the facilities within Pennsylvania or, where the contract is for purchase of goods manufactured outside of Pennsylvania, the facilities at which such goods are actually produced.

EXHIBIT E

Prior Funding

The Company and the Center acknowledge and agree that the Company has previously received commitments for funding (the "Prior Committed Funds") from the Center over certain periods (the "Prior Funding Periods") for the following projects (the "Prior Projects") pursuant to the following agreements (the "Prior Agreements"):

Funding Amount	Funding Period	Project	Date of Agreement
$ 24,950	9/1/89 - 2/28/90	89S.2803R-1	9/89
$ 88,000	2/1/90 - 8/31/90	89S.2003R-1	2/90
$ 90,000	9/1/90 - 8/31/91	90S.2003R-2	9/90

Total = $ 202,950

The Company and the Center agree that this Agreement shall govern their respective rights and obligations regarding the Prior Committed Funds and the Prior Projects, superseding the Prior Agreements, and specifically agree that:

(i) the description of the Prior Projects contained in the Prior Agreements shall be deemed incorporated into this Agreement;

(ii) as used in this Agreement, the terms "Project", "Products", "Technology", "Project Plan", "Funding Periods" and "Funds" shall be deemed to include those expressly set forth in this Agreement together with those related to the Prior Projects, the Prior Committed Funds, the Prior Funding Periods and the Prior Agreements, as applicable; and

(iii) the Repayment Terms set forth in Exhibit C to the Agreement shall include both the Funds committed pursuant to this Agreement and all Prior Committed Funds.